Exhibit 10.18

30 September 2016

Dear Felix,

Congratulations! On behalf of Blade Therapeutics, Inc. (the “Company”), I am pleased to set forth below the terms of your employment with the Company. Should you accept our offer:

1. You will be employed to serve on a full-time basis as Executive Vice President, Business Development, responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the CEO, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. It is contemplated that you will commence full time employment on or about October 17, 2016, the exact start date to be mutually agreed upon. You shall work out of the Company’s office, in South San Francisco.

2. Your base salary will be at the monthly rate of $20,833.33 (equivalent to an annualized base salary of $250,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be increased from time to time in accordance with normal business practice and in the sole discretion of the Company, but it is not anticipated that this base salary will be re-evaluated before the end of calendar year 2016.

3. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a performance bonus based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole reasonable discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that if the Company terminates your employment without Cause or you terminate your employment for Good Reason you will be entitled to receive a pro-rated bonus (in accordance with the mutually agreed upon milestones) for the applicable fiscal year. Such bonus will be payable not later than February 28 of the subsequent year. Any bonus would be pro-rated for the 2016 calendar year based on your start date with the Company.

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4. Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, including healthcare insurance and 401K plan. You will also be eligible for PTO in accordance with the Company’s PTO policy which shall provide for not less than 4 weeks of paid time off. However, for the calendar year 2016, you shall not be eligible to take four weeks paid PTO as PTO is accrued each pay period. Additionally, the PTO policy is structured such that employees are not be absent for more than two weeks at a time unless pre-approved in writing by the CEO. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice but the amount of paid time off will not be reduced.

5. In addition, if you accept this offer, it will be recommended at the first meeting of the Board following your Start Date that the Company grant to you an option (the "Option") to purchase 485,150 shares of the Company's Common Stock, which represents approximately (0.8%) of the Company's fully diluted Common Stock (on an as-converted basis), based on the pro forma capitalization of the Company assuming the closing of both tranches of the Company's anticipated Series B Preferred Financing. The Option shall have an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of grant, as determined by the Board. 348,505 of the shares subject to the Option (the "Immediate Vesting Shares'') shall vest as to 1/48th of the Immediate Vesting Shares on the twelve (I2)-month anniversary of the Start Date, and as to 1/48th of the Immediate Vesting Shares monthly thereafter on the same day of the month as your Start Date, so that the Immediate Vesting Shares will be fully vested and exercisable four (4) years from your Start Date, subject to your continuing service with the Company through each relevant vesting date. Upon the completion of the Milestone Closing (as defined below), the remaining 136,645 of the shares subject to the Option (the "Delayed Vesting Shares") shall vest as to I/48th of the Delayed Vesting Shares on the one (1)-month anniversary of the Milestone Closing, and as to 1/48th of the Delayed Vesting Shares monthly thereafter on the same day of the month as the Milestone Closing (and if there is no corresponding day, on the last day of the month), so that the Delayed Vesting Shares will be fully vested and exercisable four (4) years from the date of the Milestone Closing, subject to your continuing service with the Company through each relevant vesting date. In the event that your continuous service ceases prior to the Milestone Closing, then the Delayed Vesting Shares and your right to acquire such shares will immediately terminate. Shares will be subject to early exercise at your discretion. For these purposes, "Milestone Closing" shall refer to the completion of the investment described in, and have such meaning as defined in, the Series B Preferred Stock Purchase Agreement, dated June 8, 2016.

6. You will be required to execute the Company's standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Employee Agreement”) as a condition of your employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

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7. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, with or without cause, at any time, and with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth in Section 6 hereof.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me along with a signed copy of the Employee Agreement. If you do not accept this offer by close of business on October 3, 2016, this offer will be revoked.

Very truly yours,

Blade Therapeutics, INC.

By:	/s/ Wendye Robbins, MD
Name:	Wendye Robbins, MD
Title:	President & CEO

The foregoing correctly sets forth the terms of my at-will employment by Blade Therapeutics, Inc. I am not relying on any representations other than those set forth above.

By:	/s/ Felix Karim, Ph.D.	Date:	October 3, 2016
Name:	Felix Karim, Ph.D.

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